UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2015

Zumiez Inc.

(Exact name of registrant as specified in its charter)

Washington	000-51300	91-1040022
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4001 204th Street SW, Lynnwood, WA 98036

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (425) 551-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) & (e)	Retirement of Executive Vice President of Stores and Transitional Services Arrangement

On March 2, 2015, Ford K. Wright, Executive Vice President of Stores of Zumiez Inc. (the “Company”), gave notice of his decision to retire from the Company effective as of March 20, 2015 and the Company has accepted Mr. Wright’s retirement as of that date. The Company deeply thanks Mr. Wright for his 21 years of outstanding service to the Company.

The Company plans on fulfilling Mr. Wright’s responsibilities from inside the Company with a new senior vice president of stores.

In connection with Mr. Wright’s retirement from the Company, Mr. Wright and the Company have entered into a Transitional Services and Release Agreement and a related Independent Contractor Agreement (collectively, the “Agreement”). The Agreement provides for, among other things, Mr. Wright to provide transitional consulting and advisory services for the Company on an as-needed basis from March 21, 2015 through December 31, 2015 (the “Consulting Term”). During the Consulting Term the Company will pay Mr. Wright a monthly retainer of $16,666 per month. The Agreement also provides that Mr. Wright will not compete with the Company or solicit any of its employees, vendors, or suppliers for a period ending December 31, 2016. The Agreement also includes other customary terms and conditions including a release of claims.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZUMIEZ INC.

Dated: March 2, 2015	By:	/s/ Richard M. Brooks
Richard M. Brooks
Chief Executive Officer